                         EXECUTIVE EMPLOYMENT AGREEMENT


         This EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into to be effective April 1, 1998 (the "EFFECTIVE DATE"), by and between Dawson Production Services, Inc. (together with its successors, the "COMPANY") and P. Mark Stark (the "EXECUTIVE").

         WHEREAS, the Executive is an individual residing in Boerne, Texas; and

         WHEREAS, the Company is a Texas business corporation engaged in the well-servicing business with its principal place of business in San Antonio, Texas; and

         WHEREAS, the Executive has considerable experience, expertise and training in management related to the types of services offered by the Company; and

         WHEREAS, the Company desires and intends to employ the Executive as Chief Financial Officer of the Company pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Company agree as follows:

1.       RESPONSIBILITIES:

         a. The Executive acknowledges and agrees that he shall be employed as Chief Financial Officer of the Company. The Executive covenants and agrees that he will faithfully devote his best efforts and such portion of his time, attention and skill to the business of the Company as is necessary to perform his obligations under this Agreement.

         b. The Executive acknowledges and agrees that he has a fiduciary duty of loyalty to the Company, and that he will not engage in any activity which will or could in any way, harm the business, business interests or reputation of the Company.

         c. The Executive acknowledges and agrees that he will not directly or indirectly engage in competition with the Company at any time during the existence of the employment relationship between the Company and the Executive, and the Executive will not on his own behalf, or as another's agent, employee, partner, shareholder or otherwise, engage in any of the same or similar duties and/or responsibilities required by the Executive's position with the Company, other than as an employee of the Company pursuant to this Agreement.





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 1

         d. The Executive acknowledges and agrees that all information concerning the Company's products, techniques, equipment, pricing, business projections, business plans and strategies, marketing plans, sales techniques, customer contacts, customer needs and prospective customers is highly sensitive and confidential, and has been obtained only through significant effort and expense to the Company; and that, as a result, the Executive must agree to treat this information as highly confidential trade secret information at all times during the existence of the employment relationship between the Company and the Executive, and after the termination of the employment relationship.

2. COMPENSATION: During his employment pursuant to this Agreement, the Company agrees to provide the Executive the following compensation:

         a. BASE SALARY: From the Effective Date until changed as provided in this Section, the Company agrees to pay the Executive an annual salary of $120,000 during the first year of employment with the Company under this Agreement, payable in at least equal monthly installments in accordance with the Company's ordinary payroll policies and procedures for executive compensation. Such salary shall increase to an annual rate of $140,000 on April 1, 1999. Such salary shall be subject to withholding for the prescribed federal income tax, social security and other items as required by law and for other items consistent with the Company's policy with respect to health insurance and other benefit plans for similarly situated employees. The above-described annual salary as in effect from time to time hereunder is referred to herein as the "BASE SALARY."

         b. BUSINESS EXPENSES: The Company shall reimburse all reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of his duties pursuant to this Agreement. The Executive shall provide the Company with a written monthly accounting of his expenses on a form acceptable to the Company and satisfying any applicable federal income tax reporting or record keeping requirements, within a reasonable time following the end of each month.

         c. DISCRETIONARY INCENTIVE BONUS: In the discretion of the Board of Directors of the Company, and without implying any obligation on the Company ever to award a bonus to the Executive, the Executive may from time to time be awarded an annual cash bonus during the term of his employment under this Agreement. If the Company has an executive bonus plan in effect (as any such plan may be amended from time to time), the annual bonus to the Executive referenced in the preceding sentence shall be in general accordance with such plan and with the Executive's status and position with the Company; provided, however, all such bonuses are entirely discretionary with the Board of Directors. If and to the extent a bonus is ever considered for the Executive, it is expected that any such bonus will be based not only on the Executive's individual performance and his relative position, service tenure and responsibilities with the Company, but also on the performance and profitability of the entire business of the Company.

         d. EMPLOYEE BENEFITS: The Executive acknowledges and agrees that certain employee benefits will be provided to the Executive incident to his employment as Chief Financial Officer of the Company. During the term of this Agreement, the Executive shall be entitled to receive





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 2
such benefits as are made available to other personnel of the Company in comparable positions, with comparable duties and responsibilities. Any benefits substantially in excess of those granted other salaried employees of the Company shall be the subject of prior approval of the Board of Directors. Additionally, for purposes of determining eligibility, funding or vesting with respect to any other benefits, the Executive's prior service with the Company and any predecessor of the Company shall be deemed to be service with the Company.

3. DURATION: The duration of this Agreement shall be defined and determined as follows:

         a. INITIAL TERM: This Agreement shall continue in full force and effect for two (2) years commencing on the Effective Date and expiring on March 31, 2000 (the "EXPIRATION DATE"), unless terminated prior to the Expiration Date in accordance with Section 3(c).

         b. RENEWAL: This Agreement is not subject to an automatic renewal on the Expiration Date and is renewable only if both parties mutually agree in writing.

         c. TERMINATION: This Agreement may be terminated by the Company as follows:

                 (1) DEATH: In the event of the Executive's death, this Agreement shall terminate immediately, without notice, on the date of the Executive's death; provided, however, that the Company shall pay the Executive's estate the Base Salary that the Executive would have earned for a period of ninety (90) days following the date of death and a prorated amount of the discretionary incentive bonus, if any, paid to the Executive for the prior contract year pursuant to Section 2(c), in the time and manner in which the Executive would have been paid such compensation. In addition, the Executive's designated beneficiaries shall be entitled to receive any life insurance benefits provided to the Executive in accordance with the applicable plan documents and/or insurance policies governing such benefits.

                 (2) DISABILITY: In the event the Executive becomes physically or mentally disabled, as that term is defined by 29 CFR Section 1630.2(g)(1), and is unable to perform the essential functions of his position, with reasonable accommodation, for a period of one hundred eighty (180) consecutive days, this Agreement shall terminate immediately, without notice.

                 (3)      GOOD CAUSE:

                          (a)     This Agreement may be terminated by providing
the Executive with thirty (30) days written notice that the Company is terminating the Agreement for Good Cause, as defined herein ("NOTICE OF TERMINATION FOR GOOD CAUSE") at any time during his employment. In the event that Good Cause exists for terminating this Agreement, the Company may elect to provide the Executive with thirty (30) days pay in lieu of notice, in addition to any other amounts due under this Agreement.

                          (b)     For purposes of this Agreement, "GOOD CAUSE"
shall be defined as follows:





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 3

                                  i)    Any act or omission constituting fraud
                                        under the law of the State of Texas; or

                                  ii)   Conviction of, or a plea of nolo
                                        contendere to, a felony or any
                                        misdemeanor involving moral turpitude;
                                        or

                                  iii)  Embezzlement or theft of Company
                                        property or funds; or

                                  iv) The material breach of any provision of this Agreement; or continued gross neglect of his duties under this Agreement; or unauthorized competition with the Company during his employment pursuant to this Agreement; or unauthorized use of Confidential Information (as defined in Section 9); which is materially detrimental to the Company; or

                                  v)    Engagement in gross misconduct in the
                                        course and scope of his employment with
                                        the Company, including, without
                                        limitation, dishonesty, unlawful
                                        harassment, abuse of alcohol or
                                        controlled substances, or fighting.

                          (c)     In the event the Company believes Good Cause
exists for terminating this Agreement pursuant to this Section, the Company shall be required to give the Executive written notice of the acts or omissions constituting Good Cause ("CAUSE NOTICE"), and no Notice of Termination for Good Cause shall be communicated by the Company unless and until the Executive fails to cure such acts or omissions within fifteen (15) days after receipt of the Cause Notice.

                          (d)     In the event the Company communicates Notice
of Termination for Good Cause pursuant to this Section, the Executive shall have the right to a hearing before the Compensation Committee of the Board of Directors within fifteen (15) days after the date such Notice is received, to contest the alleged Good Cause for the Notice of Termination. In the event that the Compensation Committee of the Board of Directors affirms the Good Cause for termination, the Executive shall have the right to give an Arbitration Notice under Section 10(a) prior to the effective date of termination of this Agreement; provided, however, that in the event that the Executive communicates an Arbitration Notice, the Company shall have the right to discontinue any payments required under this Agreement (subject to the payment of such amounts into an interest bearing account in accordance with
Section 10(b)) and suspend the Executive from performing any duties under this Agreement pending the outcome of the arbitration proceeding.

                 (4)      WITHOUT GOOD CAUSE:

                          (a)     This Agreement shall terminate by the Company
providing thirty (30) days written notice to the Executive that the Company is terminating the Agreement Without Good Cause, as defined herein ("NOTICE OF TERMINATION WITHOUT GOOD CAUSE"), at any time





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 4
during his employment; provided, however, that the Company shall be required to pay severance pay in accordance with the severance provisions in Section 5.

                          (b)     Any termination of this Agreement which is
not for Good Cause, as defined above, or which does not result from the death or disability of the Executive, shall be deemed to be a termination "WITHOUT GOOD CAUSE." Furthermore, in the event that the Company communicates a Notice of Termination for Good Cause, and the arbitrators pursuant to Section 10 determine that no Good Cause exists or existed for the Notice of Termination that was originally communicated, then such Notice of Termination shall be deemed to have been a communication of a Notice of Termination Without Good Cause, as appropriate, for all purposes under this Agreement.

                 (5) RESIGNATION: The Executive shall be entitled to terminate this Agreement by providing the Company with a written notice of resignation at least thirty (30) days prior to his intended resignation date, subject to the following provisions:

                          (a)     RESIGNATION FOR GOOD REASON:  The Executive
shall have the right to resign for any Good Reason, as defined herein, and such resignation shall be deemed to be a termination by the Company Without Good Cause except as set forth in Section 5(c) with respect to a resignation by the Executive with Good Reason during the two-year period following a Change of Control. For purposes of this Section, the term "GOOD REASON" shall be defined as:

                                  i)    The Company's failure in any material
                                        respect to perform any provision of
                                        this Agreement; or

                                  ii)   Any material changes in the duties and
                                        responsibilities of the Executive under
                                        this Agreement without the written
                                        consent of the Executive; or

                                  iii)  The hiring or promotion by the Company
                                        of another executive employee to a
                                        position of equal or greater
                                        responsibility for the management of
                                        the Company without the written consent
                                        of the Executive; or

                                  iv)   The Company's directing the Executive
                                        to work at a location other than San
                                        Antonio, Texas.

                          (b)     RESIGNATION WITHOUT GOOD REASON:  Any
resignation by the Executive for any reason other than Good Reason, as defined above, shall be deemed to be a resignation "WITHOUT GOOD REASON." In the event of a resignation Without Good Reason, the Change in Control provisions in
Section 4 and the severance provisions in Section 5 shall be inapplicable.

4. CHANGE OF CONTROL: The parties acknowledge that the Executive has agreed to assume the position of Chief Financial Officer to enter into this Agreement based upon his confidence in





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 5
the current shareholders of the Company and the support of the Board of Directors for the development of a new strategy for the Company. Accordingly, if the Company should undergo a Change of Control, as defined in this Section, the parties agree as follows:

         a. DEFINITIONS: For purposes of this Agreement, a "CHANGE OF CONTROL" shall be deemed to exist in the event that any of the following occurs:

                 (1) a change in the ownership of the capital stock of the Company where a corporation, person or group acting in concert (a "PERSON") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes 40% or more (or, 30% or more in the event the Company is subject to the reporting requirements of Sections 12 or 15(d) under the Exchange Act) of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors; or

                 (2) the persons who were members of the Board of Directors immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors of the Company; or

                 (3) a dissolution of the Company, or the adoption by the Company of a plan of liquidation, or the adoption by the Company of a merger, consolidation or reorganization involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company (for purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires, or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired gross assets of the Company that have an aggregate fair market value equal to 50% or more of the fair market value of all of the gross assets of the Company immediately prior to such acquisition or acquisitions); or

                 (4) a tender offer or exchange offer is made by any Person which, if successfully completed, would result in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either 50% or more of the Company's outstanding shares of Common Stock or shares of capital stock having 50% or more of the combined voting power of the Company's then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such Person to own 30% or more of the voting power; or

                 (5) a change in control is reported or is required to be reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or Item 1 of Form 8-K promulgated under the Exchange Act, which change in control has not been approved by a majority of the Board of Directors then in office who were directors at the beginning of the two-year period ending on the date the reported change in control occurred; or





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 6

                 (6) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board of Directors of the Company, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

For purposes of Section 4(a)(1) above, if a Person were the beneficial owner of 30% or more or 40% or more, as applicable, of the combined voting power of the Company's then outstanding securities as of the Effective Date and such Person thereafter accumulates more than 5% of additional voting power, a Change of Control of the Company shall be deemed to have occurred, notwithstanding anything in this Agreement to the contrary. A Change of Control shall include any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of Section 4(a)(1) through (6). However, a Change of Control shall not be deemed to occur if a Person becomes the beneficial owner of the applicable percentage or more (as referenced above) of the combined voting power of the Company's then outstanding securities solely by reason of the Company's redemption or repurchase of securities; but further acquisitions by such Person that cause such Person to be the beneficial owner of the applicable percentage or more (as referenced above) of the combined voting power of the Company's then outstanding securities shall be deemed a Change of Control.

         b. VESTING OF STOCK OPTIONS: In the event of a Change of Control, as defined in this Section, all stock options then held by the Executive for the purchase of equity securities of the Company shall immediately become vested, effective on the date of the Change of Control.

5. SEVERANCE: Upon termination, the Executive shall be entitled to the following:

         a. Other than as provided in Section 5(b), if the Company terminates this Agreement Without Good Cause as that term is defined in Section 3(c)(4)(b) of this Agreement, the Company agrees to pay to the Executive a lump sum cash payment equal to the sum of: (i) twelve (12) months' salary of the Executive's then current, annualized Base Salary, less statutory payroll deductions; (ii) all benefits which accrued prior to the termination of the Agreement; and (iii) a prorated amount of any incentive compensation paid to the Executive during the most recent fiscal year which ended prior to the termination of the Agreement, as described in Sections 5(a)(1) and (2) below. In addition, the Company shall provide that level of health, dental, vision, disability, and life insurance benefits comparable to the benefits enjoyed by the Executive immediately prior to the termination of this Agreement, if any, for a period of twelve (12) months after termination.

                 (1) If the termination date occurs after the incentive compensation is paid to the Executive for the prior fiscal year, the Executive shall receive a prorated amount of incentive compensation for the period from the end of the prior fiscal year to the date of termination, based upon the incentive compensation paid out to the Executive for the prior fiscal year. By way of example only, if this Agreement is terminated pursuant to this Section on August 1, 1999, and the Executive has already received his incentive compensation for the fiscal year April 1, 1998





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 7
through March 31, 1999, the Executive shall receive 4/12 (or 1/3) of the incentive compensation he received for the fiscal year April 1, 1998 through March 31, 1999 upon termination.

                 (2) If the termination date occurs before the incentive compensation is paid to the Executive for the prior fiscal year, the Executive shall receive his entire incentive compensation for the prior fiscal year, plus a prorated amount of incentive compensation for the period from the end of the prior fiscal year to the date of termination, based upon the incentive compensation paid out to the Executive for the prior fiscal year. By way of example only, if this Agreement is terminated pursuant to this Section on August 1, 1999, and the Executive has not received his incentive compensation for the fiscal year April 1, 1998 through March 31, 1999, the Executive shall receive his entire incentive compensation for the fiscal year April 1, 1998 through March 31, 1999, plus an additional 4/12 (or 1/3) of such incentive compensation upon termination.

         b. If this Agreement is terminated within twelve (12) months after the date of a Change of Control as that term is defined in Section 4(a) by the Company communicating a Notice of Termination Without Good Cause, the Company agrees to pay the Executive a lump sum cash payment equal to the sum of: (i) eighteen (18) months' salary of the Executive's then current, annualized Base Salary, less statutory payroll deductions; (ii) all benefits which accrued prior to the termination of the Agreement; and (iii) a prorated amount of any incentive compensation paid to the Executive during the most recent fiscal year which ended prior to the termination of the Agreement, as determined in accordance with the provisions of Sections 5(a)(1) and 5(a)(2) above. In addition, the Company shall provide that level of health, dental, vision, disability, and life insurance benefits comparable to the benefits enjoyed by the Executive immediately prior to the termination of this Agreement, if any, for a period of eighteen (18) months after termination.

         c. If the Executive terminates this Agreement for Good Reason as that term is defined in Section 3(c)(5)(a) of this Agreement within twenty-four
(24) months after a Change of Control, the Company agrees to pay to the Executive a lump sum cash payment equal to the sum of: (i) twelve (12) months' salary of the Executive's then current, annualized Base Salary, less statutory payroll deductions; (ii) all benefits which accrued prior to the termination of the Agreement; and (iii) a prorated amount of any incentive compensation paid to the Executive during the most recent fiscal year which ended prior to the termination of the Agreement, as determined in accordance with the provisions of Sections 5(a)(1) and 5(a)(2) above. In addition, the Company shall provide that level of health, dental, vision, disability, and life insurance benefits comparable to the benefits enjoyed by the Executive immediately prior to the termination of this Agreement, if any, for a period of twelve (12) months after termination.

         d. If the Company terminates this Agreement for Good Cause as that term is defined in Section 3(c)(3)(b) of this Agreement, the Executive shall not be entitled to receive any additional salary, benefits or incentive compensation beyond those earned or accrued as of the effective date of the termination.





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 8

         e. Any termination of the Executive's employment shall not release either the Company or the Executive from its or his respective obligations to the date of termination nor from the provisions of Sections 8 and 9 hereof.

         f. In the event this Agreement is terminated by the Company (i) Without Good Cause; (ii) upon the death or disability of the Executive as those terms are defined in Sections 3(c)(1) and (2) of this Agreement; or (iii) by the Executive for Good Reason, all stock options then held by the Executive for the purchase of equity securities of the Company shall immediately become vested upon the effective date of the termination.

         g. The severance payments described above shall not be payable under this Section in any of the following circumstances:

                 (1) In the event that this Agreement is terminated as a result of the death or disability of the Executive, as provided in Sections 3(c)(1) and (2);

                 (2) In the event that this Agreement is terminated pursuant to a Notice of Termination for Good Cause communicated by the Company, as provided in Section 3(c)(3)(a), and (i) such termination is affirmed by the arbitrators after an arbitration proceeding under Section 10 or (ii) such termination is uncontested by the Executive; or

                 (3) In the event that the Executive communicates notice of resignation Without Good Reason as defined in Section 3(c)(5)(b).

         h. The Company and the Executive acknowledge and agree that the severance payments required under this Section are intended to be exclusive and to supersede any severance pay plans or policies adopted by the Company and that the Executive shall not be entitled to any additional severance compensation under any other severance plan or policy adopted by the Company.

6. STOCK OPTIONS: In the sole discretion of the Board of Directors of the Company, and without implying any obligation on the Company, the Company may grant the Executive options to purchase from the Company shares of the Company's common stock (the "OPTION STOCK") during the terms of his employment under this Agreement. The Executive shall be considered for the grant of options under any option grant program the Company may have in effect from time to time, consistent with the terms of any such program and with the Executive's status and position with the Company; provided, however, the grant of any option to purchase stock shall be entirely discretionary with the Board of Directors. If and to the extent the Company ever considers granting the Executive an option to purchase Option Stock, such grant will be based not only on the Executive's individual performance and his relative position, service tenure and responsibilities with the Company, but also on the performance and profitability of the entire Company.





                                                  Executive Employment Agreement
                                                          P. Mark Stark - Page 9

         a. STATUS OF THE EXECUTIVE: The Executive shall not be considered a shareholder of the Company with respect to any shares of Option Stock, except to the extent that the shares of Option Stock have been purchased by and issued to the Executive.

         b. EXERCISE OF OPTIONS: The Executive shall have the right to exercise any option to purchase part of the Option Stock granted to him by the Company after such option has vested in accordance with the vesting provisions set forth in the option agreement, if any, reflecting the grant of options by the Company.

7. SUCCESSORS AND ASSIGNS: The parties acknowledge and agree that this Agreement may not be assigned by either party without the written consent of the other party. In the event of a Change of Control as defined in Section 4(a), the Company's obligations under this Agreement shall be assumed by the Person that survives such transaction, or by the Person purchasing assets constituting such Change of Control. In the event of the Executive's death, this Agreement shall be enforceable by the Executive's estate, executors or legal representatives, but only to the extent that such persons may collect any compensation (including through the exercise of stock options) due to the Executive under this Agreement.

8. INDEMNIFICATION: During and after the employment of the Executive pursuant to this Agreement, the Company shall indemnify the Executive against all judgments, penalties, fines, assessments, losses, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys' fees) for which the Executive may become liable as a result of his performance of his duties and responsibilities pursuant to this Agreement, to the fullest extent permissible under the laws of the State of Texas. This provision shall be in addition to any other provisions of the Company's Articles of Incorporation, Bylaws or Indemnification Agreements providing for indemnification to the Executive.

9. NON-COMPETITION AND NON-DISCLOSURE: The Company and the Executive agree as follows:

         a. During and after his employment by the Company, the Executive agrees that he shall not directly or indirectly disclose any Confidential Information, as defined in this Section, unless such disclosure is: (i) to an employee of the Company or its subsidiaries; or (ii) to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of his duties as an executive of the Company; or (iii) authorized in writing by the Board of Directors; or (iv) required by any court or administrative agency.

         b. In the event that this Agreement is terminated for any reason, the Executive agrees that he shall promptly return all records, files, documents, materials and copies relating to the business of the Company or its subsidiaries which came into the possession of the Executive during his employment pursuant to this Agreement.

         c. For purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall be defined as any information relating to the business of the Company or its subsidiaries which is not generally available to the public and which the Company takes affirmative steps to maintain as





                                                  Executive Employment Agreement
                                                         P. Mark Stark - Page 10
confidential. The term shall not include any information that the Executive was aware of prior to the date of initial employment by the Company, information that is a matter of any public record, information contained in any document filed or submitted to any governmental entity, any information that is common knowledge in any industry in which the Company does business, any information that has previously been made available to persons who are not employees of the Company or any information that is known to the Company's competitors.

         d. In the event that the Executive's employment with the Company is terminated for any reason except by the Company for Good Cause without a Change of Control, the Executive covenants and agrees not to compete with the Company by engaging in the business of providing: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and/or (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services, for the period of time by which the Executive's severance payment, if any, is measured. The geographic scope of this non-compete provision shall be the state of Texas, the state of Louisiana, and the parts of California which lie south of a line drawn from San Luis Obispo (California), through Bakersfield (California), through Ridgecrest (California) and ending with Las Vegas (Nevada).

         In the event that the Executive's employment with the Company is terminated by the Company for Good Cause without a Change of Control, the Executive covenants and agrees not to compete with the Company by engaging in the business of providing: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and/or (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services, for a period of one (1) year from the date of termination. The geographic scope of this non-compete provision shall be the state of Texas, the state of Louisiana, and the parts of California which lie south of a line drawn from San Luis Obispo (California), through Bakersfield (California), through Ridgecrest (California) and ending with Las Vegas (Nevada).

         In the event that the Executive's employment with the Company is terminated for any reason after a Change of Control, the Executive shall not be subject to any obligation not to compete with the Company after his termination of employment with the Company.

         e. In the event that the Executive violates any of the non-competition or non-disclosure provisions set forth in this Agreement, the Executive acknowledges and agrees that the Company will suffer immediate and irreparable harm which cannot accurately be calculated in monetary damages. Consequently, the Executive agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent any such violations. The Executive agrees that this relief shall be in addition to any other legal or equitable relief to which the Company would be legally entitled under Texas law.





                                                  Executive Employment Agreement
                                                         P. Mark Stark - Page 11

10.      ARBITRATION:  The Company and the Executive agree as follows:

         a. Any claim or controversy arising out of or relating to this Agreement, or any breach of this Agreement, shall be settled by final and binding arbitration in the city of San Antonio, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The Executive and the Company agree that either party must request arbitration of any claim or controversy within sixty (60) days of the date the claim or controversy first arises, by giving written notice of the party's request for arbitration ("ARBITRATION NOTICE"). Failure to effectively communicate the Arbitration Notice within the time limitation set forth in this Section shall constitute a waiver of the claim or controversy.

         b. In the event that any dispute arising under this Agreement concerns any payment required to be made under any provision of this Agreement, either party agrees to deposit the amount of the disputed payment in an interest bearing account with a financial institution acceptable to the other party within five (5) days after either party effectively communicates its Arbitration Notice. In the event that any dispute arising under this Agreement concerns the amount of any payment required to be made under any provision of this Agreement, either party agrees to pay the undisputed portion of the payment to the other party and deposit the disputed portion of the payment in an interest bearing account with a financial institution acceptable to the other party within five (5) days after either party effectively communicates its Arbitration Notice.

         c. All claims or controversies subject to arbitration under this Agreement shall be submitted to an arbitration hearing within thirty (30) days after the Arbitration Notice is communicated. All claims or controversies shall be resolved by a panel of three (3) arbitrators selected in accordance with the applicable Commercial Arbitration Rules. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies submitted under this Section within thirty (30) days after the completion of the arbitration hearing. The parties are entitled to be represented by legal counsel at any arbitration hearing and each party shall be responsible for its own attorneys' fees. The Company shall be responsible for paying for all expenses in the event of any arbitration under this Section.

         d. The parties agree that this Section may be specifically enforced by either party, and submission to arbitration compelled, by any court of competent jurisdiction. The parties further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

11. RULES OF CONSTRUCTION: The following provisions shall govern the interpretation and enforcement of this Agreement:

         a. SEVERABILITY: The parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, the parties acknowledge and agree that, in the event any provision of this Agreement is determined to be





                                                  Executive Employment Agreement
                                                         P. Mark Stark - Page 12
unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

         b. WAIVER: The parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions, of this Agreement.

         c. CHOICE OF LAW/VENUE: The parties acknowledge and agree that except as specifically provided otherwise in this Agreement, the law of Texas will govern the validity, interpretation and effect of this Agreement and any other dispute relating to, or arising out of, the employment relationship between the Company and the Executive. Proper venue for any litigation or arbitration concerning this Agreement shall be in San Antonio, Texas.

         d. MODIFICATION: The parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. In addition, the parties acknowledge and agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement (i) is in writing, (ii) contains an express provision referencing this Agreement, (iii) is signed by the Executive, and (iv) is approved by the Board of Directors.

         e. EXECUTION: The parties agree that this Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

         f. HEADINGS: The parties agree that the subject headings set forth at the beginning of each Section in this Agreement are provided for ease of reference only, and shall not be utilized for any purpose in connection with the construction, interpretation or enforcement of this Agreement.

         g. SURVIVAL: Upon termination of this Agreement, all of the rights and obligations of the parties pursuant to this Agreement shall terminate, except that those provisions of this Agreement which expressly provide for enforceability after termination shall continue in full force effect in accordance with the terms hereof.

12. LEGAL CONSULTATION: The parties acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the Agreement.

13. NOTICES: The parties acknowledge and agree that any and all notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery or certified U.S. mail. Notices shall be deemed to be communicated and effective on the day of receipt. Such notices shall be addressed to each party as follows:





                                                  Executive Employment Agreement
                                                         P. Mark Stark - Page 13

         P. Mark Stark
         350 Dresden Wood
         Boerne, Texas 78006

         Dawson Production Services, Inc.
         112 E. Pecan Street, Suite 1000
         San Antonio, Texas  78205

With a copy to:

         J. Rowland Cook, Esq.
         Jenkens & Gilchrist,
         A Professional Corporation
         2200 One American Center
         600 Congress Avenue
         Austin, Texas  78701

Any party hereto may change its or his address for the purpose of receiving notices and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

         EXECUTED to be effective as of the Effective Date set forth above.



                                        /s/ P. MARK STARK
                                        -----------------------------------
                                        P. Mark Stark


                                        DAWSON PRODUCTION SERVICES, INC.



                                        By:   /s/ MICHAEL E. LITTLE
                                           --------------------------------
                                        Name:     Michael E. Little
                                             ------------------------------
                                        Title:    Chairman, President & CEO
                                              -----------------------------





                                                  Executive Employment Agreement
                                                         P. Mark Stark - Page 14